FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President & CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (212) 477-9007 ext. 47

Avalon Pharmaceuticals Closes $10 Million in Private Placement of Common Stock to
Institutional Investors

Germantown, Md., Jan. 23, 2007 — Avalon Pharmaceuticals, Inc. (NASDAQ and NYSE ArcaEx®: AVRX), today announced that it has closed the $10 million private placement to institutional investors previously announced on January 22, 2007. A total of 3 million shares of Avalon’s common stock were issued in the private placement at a price per share of $3.34. The price represented a $0.26 or 8.4% premium to Avalon’s closing price on Friday January 19, 2007. Participants in the transaction included Federated Kaufmann Funds, Merlin Nexus II, L.P., Passport Management, LLC, Xmark Opportunity Funds, Biotechnology Value Fund and other select institutional investors.

Proceeds will be used to fund further development of Avalon’s lead oncology drug, AVN944, and the continued development of additional pipeline programs using the company’s proprietary technology AvalonRx®.

“This financing adds to our financial base as we move our lead program, AVN944, into Phase II studies for the treatment of both solid tumors and hematological malignancies,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “The funds will also contribute to the advancement of several of our preclinical programs for the development of first-in-class drugs using our AvalonRx® discovery platform. We are pleased to have attracted such a high quality group of investors in this offering.”

WR Hambrecht + Co served as lead placement agent and Rodman & Renshaw, LLC and Susquehanna Financial Group, LLLP served as co-placement agents for the transaction. Trout Capital LLC acted as financial advisor to Avalon.

The shares were issued in a private placement under Regulation D of the Securities Act of 1933, as amended. The shares therefore have not been registered under the Act or any state securities law or regulation and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Avalon Pharmaceuticals

Avalon Pharmaceuticals is a biopharmaceutical company using its proprietary technology, AvalonRx®, to discover and develop cancer therapeutics. Avalon has a lead product in Phase I clinical development, AVN944, as well as preclinical programs to discover inhibitors for the Beta-catenin, Survivin and Aurora pathways. The Company also has drug discovery collaborations with MedImmune, Novartis, ChemDiv and Medarex. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Md.

About AVN944

AVN944 is an oral small molecule drug candidate that inhibits inosine monophospate dehydrogenase (IMPDH), an enzyme that is critical for cells to be able to synthesize guanosine triphosphate (GTP), a molecule required for DNA synthesis and cellular signaling. Avalon filed an IND with the FDA in August 2005 and initiated U.S. Phase I clinical trials in January 2006 for use of AVN944 for the treatment of hematological cancers. Interim data from the study, announced in December 2006, indicate that AVN944 is well tolerated, has dose-dependent pharmacokinetics, induces biomarkers of programmed cell death in cancer cells from patients, and has resulted in stabilized disease after a one-month treatment cycle in half of the patients that have been treated thus far. Comprehensive data on the biological and clinical activity of AVN944 from the Phase I study and the initiation of multiple Phase II studies are expected by midyear 2007.

About AvalonRx®

AvalonRx® is a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches. It allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy. The analysis of the selected biomarkers can aid in the stratification of patients or provide early indicators of response.

Safe Harbor Statement

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to the use of the proceeds of the offering in the further development of AVN944 and in the continued development of additional pipeline programs using AvalonRx®, the potential to advance Avalon’s preclinical programs and the potential to advance AVN944 in clinical trials. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties, including the risk that the discover programs may not be successful, the risk that AVN944 will not progress successfully in its clinical trials, and other risks described in our filings with the SEC.

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